As filed with the Securities and Exchange Commission on June 11, 2007

Registration No. 333-131256

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HEPALIFE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	3841	58-2349413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

60 State Street, Suite 700 Boston, MA 02109 Telephone: (800) 518-4879	Mr. Frank Menzler 60 State Street, Suite 700 Boston, MA 02109 Telephone: (800) 518-4879
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Joseph Sierchio, Esq.

Sierchio Greco & Greco, LLP

110 East 59th Street

29th Floor

New York, New York 10022

Telephone: (212) 246-3030

Facsimile: (212) 486-0208

Approximate date of commencement of proposed sale to public: Not applicable

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

DEREGISTRATION OF SECURITIES

We originally registered 11,086,351 shares of our common stock pursuant to the Registration Statement on Form S-1 (File No. 333-131256), as amended and subsequently declared effective by the Securities and Exchange Commission on February 14, 2006. The shares were registered to permit the sale by Fusion Capital Fund II, LLC. of shares of our common stock acquired by it pursuant to the terms of the Common Stock Purchase Agreement dated January 20, 2006 between us and Fusion Capital.  We and Fusion Capital mutually agreed to terminate the Common Stock Purchase Agreement effective as of May 11, 2007.

Pursuant to this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, we are seeking to deregister the 6,954,320 shares of our common stock that were registered pursuant to the Registration Statement and not issued to Fusion Capital pursuant to the Common Stock Purchase Agreement.  Therefore, in accordance with our undertaking contained in Part II of the Registration Statement, we hereby respectfully request that the Securities and Exchange Commission remove from registration those shares of common stock that were registered pursuant to the Registration Statement and remaining unissued thereunder. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 11th day of June, 2007.

HepaLife Technologies, Inc.

By: /s/ Frank Menzler

Frank Menzler

President, Chief Executive Officer,

Director

By: /s Harmel S. Rayat

Harmel S. Rayat

Chief Financial Officer and Principal Accounting Officer

Director

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Form S-1 Registration Statement:

Signature

Title

Date

/s/ Javier Jimenez

Director

June 11, 2007

Javier Jimenez